EXHIBIT 4.6
                         AMENDMENT 1998-1

                    BECKMAN INSTRUMENTS, INC.
                  EMPLOYEES' STOCK PURCHASE PLAN


     WHEREAS, Beckman Coulter, Inc., formerly Beckman
Instruments, Inc. (the "Company") maintains the Beckman
Instruments, Inc. Employees' Stock Purchase Plan (the "Plan");
and

     WHEREAS, the Company has the right to amend the Plan, and the Company desires to amend the Plan to reflect resolutions adopted by the Company's Board of Directors to reflect the new corporate name and to revise eligibility requirements;

     NOW, THEREFORE, the Plan is amended as follows:

     1. All references to "Beckman Instruments, Inc." are changed to "Beckman Coulter, Inc." and the name of the Plan is changed to the "Beckman Coulter, Inc. Employees' Stock Purchase Plan" in order to reflect to the new corporate name approved April 2, 1998 by the Company's stockholders.

     2. The word "full-time" in reference to regular employees is deleted from Sections 2(a), 2(b), and 2(c) and the second sentence in Section 2(c) is deleted, effective for the second option period in 1998.


     IN WITNESS WHEREOF, the Company has caused its duly authorized officer to execute this Amendment to the Plan on December 9, 1998.

                         BECKMAN COULTER, INC.


                         By:  FIDENCIO M. MARES
                              Fidencio M. Mares
                         Its: Vice President - Human Resources